(Letterhead of Wells Fargo Securities, LLC)
Wells Fargo Securities, LLC
Investment Bankers
600 California Street, Suite 1700
San Francisco, California 94108



August 14, 2003

Board of Directors
Alpine Air Express, Inc.
1177 Alpine Airway
Provo, UT 84601

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view, to Alpine Air Express, Inc, ("Alpine" or the "Company") of the Consideration (as defined below) to be paid by Alpine in connection with the purchase by Alpine (the "Purchase") of certain aircraft owned by CLB Corporation ("CLB") and Mallette Family, L.L.C. ("Mallette Family"), hereinafter collectively referred to as "Sellers" or "CLB and Mallette Family," pursuant to the terms of the Agreement for Sale and Purchase of Aircraft (the "Agreement") dated July 31, 2003, between Alpine and Sellers. As more fully set forth in the Agreement:

     - Alpine will purchase all of the aircraft owned by Sellers and described in Exhibit "A" attached to the Agreement;
     - The total consideration (the "Consideration") for the aircraft and certain refurbishments made thereto will consist of: (I) application of a $1,350,000 payment previously made by Alpine in connection with an option to acquire certain aircraft from Mallette Family; (ii) assumption of existing indebtedness secured by certain of the acquired aircraft in the aggregate amount of $10,459,591; (iii) cancellation of indebtedness owed by a related party of a Seller to Alpine in the aggregate amount of $2,937,950; (iv) application of aircraft lease deposits previously paid by Alpine in the aggregate amount of $510,000; (v) the issuance of 1,000,000 shares of preferred stock of Alpine to CLB; and (vi) the issuance of a promissory note in the form of Exhibit C to the Agreement to Mallette Family in the amount of $1,718,493.

In the course of performing our review and analysis in connection with rendering this opinion, we have reviewed, among other matters:

     - The Agreement;
     - Certificate of Designation of Series A 6.5% Preferred Stock;
     - Alpine's Annual Report to Shareholders and Annual Report on Form 10-KSB for the year ended October 31, 2002, Quarterly Reports on Form 10-QSB for the quarters ended January 31, 2003 and April 30, 2003 and two Current Reports on Form 8-K each dated June 25, 2003;
     - Appraisals and certain information for the aircraft prepared by Aviation Management Consulting, Inc. dated June 2003, MB Valuation Services, Inc. dated June 2003, Aircraft Bluebook Price-Digest dated July 2003; and
     - Certain financial forecasts including Pro Forma financial statements prepared by Squire & Company.

We have also held discussions with members of senior management of Alpine regarding the past and current business operations, financial condition and prospects of Alpine's business and conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by or on behalf of Alpine and we have not independently verified any such information or undertaken an independent appraisal oft he aircraft to be purchased by Alpine pursuant to the Agreement or any other assets. Without limitation to the foregoing, we have assumed, without independent investigation, that the fair market value and liquidation value of the aircraft is as set forth in the appraisals referred to above and that all of the information in such appraisals is true, complete and correct. With respect to financial forecasts and pro forma financial statements, we have also assumed that they have been reasonably prepared on basis reflecting the best currently available estimates and judgments of future financial performance. We have relied upon the assurances of senior management of Alpine that they are unaware of any facts that would make such information provided to us incomplete or misleading.

As part of its investment banking business, Wells Fargo Securities, LLC ("WFS") is regularly engaged in the valuation of business and their securities or assets, in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of securities, private placements and valuations for other purposes. In connection with the Purchase, WFS has been engaged by Alpine solely to render this opinion and for no other purpose. No portion of our fee in connection with this engagement is contingent upon the successful consummation of the Purchase. In the ordinary course of business, WFS may actively trade the securities of Alpine for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is intended for the exclusive benefit and use of the Board of Directors of Alpine in considering the Purchase and the Agreement. This opinion does not address Alpine's underlying business decision to pursue the Purchase, the relative merits of the Purchase as compared to any alternative business strategies that might exist for Alpine or the effects of any other transaction in which Alpine might engage. This opinion is not intended to be relied upon or confer any rights or remedies upon any creditor or shareholder or Alpine or any other third party. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior consent in accordance with our engagement letter with you in regard to this matter. Our opinion is subject to the assumptions, limitations and qualifications contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Alpine in connection with the proposed Purchase is fair, from a financial point of view, to Alpine.

Very truly yours,

/s/ Wells Fargo Securities

WELLS FARGO SECURITIES, LLC